EXHIBIT 99.6




                              WACHOVIA CORPORATION

                        1997 DECLARATION OF AMENDMENT TO
                           JEFFERSON BANKSHARES, INC.
                  DEFERRED COMPENSATION AND STOCK PURCHASE PLAN
                           FOR NON-EMPLOYEE DIRECTORS


         THIS DECLARATION OF AMENDMENT, made this 24th day of October, 1997, by WACHOVIA CORPORATION, a North Carolina corporation (the "Corporation"), to the Jefferson Bankshares, Inc. Deferred Compensation and Stock Purchase Plan for Non-Employee Directors (the "Plan").

                                R E C I T A L S:

         WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of June 9, 1997 by and between the Corporation and Jefferson Bankshares, Inc. ("Jefferson"), Jefferson will merge with and into the Corporation, with the Corporation as the surviving corporation; and

         WHEREAS, pursuant to Section 6.13 of the Merger Agreement, as of the effective time of the merger (the "Merger"), the Corporation shall honor, in accordance with the terms of the Plan, all outstanding obligations to current and former Jefferson employees; and

         WHEREAS, pursuant to Section 15 of the Plan, the Board may terminate, amend or modify the Plan, subject to the terms of the Plan; and

         WHEREAS, in connection with its assumption of awards under the Plan, and subject to the consummation of the Merger, the Corporation has determined that it would be in the best interest of the Corporation to make certain amendments to the Plan in order to facilitate administration of the Plan and to conform certain provisions in the Plan with other stock incentive plans maintained by the Corporation.

         NOW, THEREFORE, IT IS DECLARED, that, effective immediately following the effective time of the Merger, the Plan shall be amended as follows:

         1. All references in the Plan to the "Company", including but in no way limited to the definition of the term contained in Section 1, shall hereafter be deemed to be references to Wachovia Corporation.

         2. All references to the terms "Shares," including but not limited to the definition of the term contained in Section 3, shall hereafter be deemed to be references to the Common Stock of Wachovia Corporation.

         3. All references to the term "Committee," including but not limited to the references to the term contained in Sections 2 and 13, shall hereafter be deemed to be references to the Management Resources and Compensation Committee of the Board of Directors of Wachovia Corporation.


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         4. Section 3.1 of the Plan shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                  "3.1     The Committee

                  The Plan shall be administered by the Management Resources and Compensation Committee of the Board of Directors of the Corporation (the "Committee"). To the extent required by Rule 16b-3, (i) each member of the Committee shall be a 'non-employee director,' as such term is defined in Rule 16b-3 or any successor rule; and (ii) the Committee shall be comprised of no fewer than the minimum number of non-employee directors as may be required by Rule 16b-3. Subject to the provisions of the preceding sentence, the Committee may, in its sole discretion, delegate to the Chief Executive Officer of the Corporation the authority to grant Awards, and to make any or all of the determinations reserved for the Committee in the Plan, to any individual who (i) is not deemed to be an officer or director of the Corporation subject to Rule 16b-3 and (ii) is otherwise eligible to participate under Section 1. The Committee will have the authority to determine the forms and procedures by which a Director may make elections and give notices pursuant to this Plan, or which are otherwise required to implement the Plan. All decisions of the Committee concerning the administration and interpretation of this Plan will be final, conclusive and binding."

         5. Section 20 of the Plan is hereby deleted in its entirety and the following is inserted in lieu thereof:

                  "20.     Governing Law.   The Plan shall be governed and
         enforced pursuant to the laws of the State of North Carolina."


         IN WITNESS WHEREOF, this Declaration of Amendment is executed on behalf of Wachovia Corporation as of the day and year first above written.


                                                WACHOVIA CORPORATION


                                                By: /s/ Leslie M. Baker, Jr.
                                                       Chief Executive Officer

ATTEST:


 /s/ Alice Washington Grogan
Secretary

[Corporate Seal]


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